EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT
as of December 31, 2009

Online Vacation Center, Inc., a Florida corporation

Online Vacation Holdings, Inc., a Florida corporation

La Tours and Cruises, Inc., a Texas corporation

Dunhill Vacations, Inc., a Florida corporation

Cruises for Less, LLC, a Florida Corporation

Tone and Travel, LLC, a Delaware Corporation